From EnviroStar, Inc.

290 NE 68th Street

Miami, FL 33138

Henry M. Nahmad (305) 754-4551

Venerando J. Indelicato (813) 814-0722

EnviroStar, Inc. Announces Completion of the Acquisition of Western State Design LLC.

MIAMI, FLORIDA, October 11, 2016, – EnviroStar, Inc. (“EVI”) (NYSE MKT: EVI) announced today that it completed the acquisition of substantially all of the assets of Western State Design LLC, a California based distributor of commercial, industrial, and coin-operated laundry products and a provider of installation and routine maintenance services.

As a result of the transaction, Western State Design and Steiner-Atlantic Corp., EVI’s Florida-based wholly owned subsidiary, create the commercial laundry industry’s largest distributor serving over 7,500 customers across the United States, the Caribbean, and Latin America.

Henry M. Nahmad, EVI’s Chairman and Chief Executive Officer, commented: “The addition of Western State Design is a big first step in the execution of our buy and build growth strategy. Not only does this addition significantly increase our revenues and market share, but it also substantially strengthens our senior leadership team, which we believe best positions EVI to execute on acquisition and organic growth opportunities in the years ahead.”

About EnviroStar

EnviroStar, Inc. is a distributor of commercial laundry equipment, industrial boilers, and related parts, supplies, and technical services. The Company has been involved in this industry since 1959 and is the only publicly traded distributor in this industry. EnviroStar’s Common Stock is traded on the New York Stock Exchange MKT under the ticker symbol EVI.

Forward Looking Statements

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EnviroStar, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, that the potential benefits of the acquisition of Western State Design may not be realized to the extent anticipated or at all, integration risks, risks related to indebtedness incurred by EnviroStar in connection with the acquisition, risks related to the business, operations and prospects of Western State Design, and the risks related to EnviroStar’s operations, results, financial condition and growth strategy. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EnviroStar’s filings with the Securities and Exchange Commission, including, without limitation, those disclosed in the “Risk Factors” section of EnviroStar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC on September 20, 2016. Many of these risks and factors are beyond EnviroStar’s control. In addition, past performance and perceived trends may not be indicative of future results. EnviroStar cautions that the foregoing factors are not exclusive. EVI assumes no obligation for updating any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting the forward-looking statements.